Exhibit 11. Statement re computation of per share earnings.

TORCHMARK CORPORATION

COMPUTATION OF EARNINGS PER SHARE

	Three Months Ended
	September 30,
	2010	2009
Income from continuing operations	138,097,000	98,558,000
Income from discontinued operations	(23,566,000)	2,242,000

Net Income	$114,531,000	$100,800,000

Basic weighted average shares outstanding	80,775,711	82,746,244
Diluted weighted average shares outstanding	81,355,453	82,843,574
Basic net income per share:
Continuing operations	$1.71	$1.19
Discontinued operations	(0.29)	0.03

Total basic net income per share	$1.42	$1.22

Diluted net income per share:
Continuing operations	$1.70	$1.19
Discontinued operations	(0.29)	0.03

Total diluted net income per share	$1.41	$1.22

	Nine Months Ended
	September 30,
	2010	2009
Income from continuing operations	373,338,000	279,307,000
Income from discontinued operations	(11,082,000)	12,317,000

Net Income	$362,256,000	$291,624,000

Basic weighted average shares outstanding	81,872,161	83,114,675
Diluted weighted average shares outstanding	82,500,437	83,114,675
Basic net income per share:
Continuing operations	$4.56	$3.36
Discontinued operations	(0.14)	0.15

Total basic net income per share	$4.42	$3.51

Diluted net income per share:
Continuing operations	$4.52	$3.36
Discontinued operations	(0.13)	0.15

Total diluted net income per share	$4.39	$3.51